Exhibit 99.1

Einstein Noah Restaurant Group Announces Evaluation of Strategic Alternatives to

Maximize Stockholder Value

LAKEWOOD, Colo. – May 3, 2012 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, today announced that its Board of Directors has authorized a review of strategic alternatives available to the Company, including a possible business combination or sale of the Company, to maximize value for all stockholders. As part of the evaluation process, the Board of Directors has selected Piper Jaffray to serve as its financial advisor and Bryan Cave HRO to serve as its legal advisor.

E. Nelson Heumann, Chairman of the Board of Einstein Noah, said, “Given our current momentum and strength of industry trends, the Board has determined that a broad evaluation of strategic alternatives to maximize value for all stockholders is now warranted. We look forward to reviewing all options available to us and communicating our intentions at the appropriate time.”

There can be no assurance that the evaluation of strategic alternatives will result in a sale of the Company or in any other transaction. There is no timetable for the review and the Company does not intend to disclose developments regarding the process unless a specific transaction is recommended by the Board of Directors or disclosure is otherwise deemed appropriate.

As of March 31, 2012, Greenlight Capital, L.L.C. and its affiliates beneficially own approximately 64% of the Company’s common stock. As a result, Greenlight Capital, L.L.C. has sufficient voting power, without the vote of any other stockholders, to determine whether a change in control of the Company can occur.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates and licenses locations primarily under the Einstein Bros.® and Noah’s New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company’s retail system consists of over 775 restaurants in 39 states and the District of Columbia. It also operates a dough production facility. The company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These and other risks are more fully discussed in the Company’s SEC filings.

Contacts:

Investor Relations:

Tom Ryan / Raphael Gross

203-682-8200 / 203-682-8253

tryan@icrinc.com / rgross@icrinc.com

Media Relations:

Michael Fox/ Liz Brady

203-682-8200 / 646-277-1226

mfox@icrinc.com / lbrady@icrinc.com